                                                                     Exhibit 1.8

                               LICENSE AGREEMENT


                                    BETWEEN


                             ELAN CORPORATION, PLC

                       ELAN PHARMA INTERNATIONAL LIMITED


                                      AND


                           DEPOMED DEVELOPMENT, LTD.

                                      AND

                                 DEPOMED, INC.



THE SYMBOL "[**]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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

                               TABLE OF CONTENTS

1              DEFINITIONS

2              ELAN LICENSES TO NEWCO

3              INTELLECTUAL PROPERTY

4              [**]

5              FINANCIAL PROVISIONS

6              RIGHT OF INSPECTION AND AUDIT

7              REPRESENTATIONS AND WARRANTIES

8              TERM AND TERMINATION

9              CONFIDENTIAL INFORMATION

10             GOVERNING LAW AND JURISDICTION

11             IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

12             ASSIGNMENT

13             NOTICES

14             MISCELLANEOUS

THIS AGREEMENT made this 21 January 2000 between:

(1) Elan Corporation, Plc, a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland;

(2) Elan Pharma International Limited incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland;

(3) Depomed Development, Ltd., a private limited company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Newco"); and

(4) Depomed, Inc., a corporation duly incorporated and validly existing under the laws of California and having its principal place of business at 366 Lakeside Drive, Foster City, CA 94404-1146, United States of America.


RECITALS:
--------

A. Simultaneously herewith, Depomed, Elan Corp, EPIL, EIS, and Newco are entering into the JDOA for the purpose of recording the terms and conditions of the joint venture and of regulating their relationship with each other and certain aspects of the affairs of, and their dealings with Newco.

B. Newco desires to enter into this Agreement with EPIL and Elan Corp so as to permit Newco to utilize the Elan Intellectual Property in making, having made, importing, using, offering for sale and selling the Products in the Fields in the Territory.

C. Simultaneously herewith Newco and Depomed are entering into the Depomed License Agreement relating to Newco's use of the Depomed Intellectual Property.


1    DEFINITIONS

1.1  In this Agreement unless the context otherwise requires:

     "Affiliate" of any Person (in the case of a legal entity) shall mean any other Person controlling, controlled or under the common control of such first Person, as the case may be. For the purpose of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors in the case of a corporation and, in the case of a non-corporate entity, the power to direct or cause the direction of management and policies. Newco

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

     is not an Affiliate of Elan, EIS, EPIL or Depomed.

     "Agreement" shall mean this license agreement (which expression shall be deemed to include the Recitals and Schedules hereto).

     "Business Plan" shall have the meaning, as such term is defined in the JDOA.

     "Change of Control of Depomed/Newco" shall mean circumstances where:

     (i) a Technological Competitor of Elan shall, directly or indirectly, acquire [**]% or more of the voting stock of Depomed or Newco, or otherwise control or influence in any material respect the management or business of Depomed or Newco, as the case may be; or

     (ii) any person other than a Technological Competitor of Elan shall, directly or indirectly, acquire [**]% or more of the then voting stock of Depomed or Newco, or otherwise control or influence in any material respect their management or business of Depomed or Newco, as the case may be provided that the foregoing shall not apply in relation to any exercise of any options by Elan granted by the Definitive Documents.

     "Compound" shall, subject to Clause 2.3 of the JDOA, mean [**].

     "Confidential Information" shall have the meaning, as such term is defined in Clause 9.

     "Definitive Documents" shall mean the definitive agreements relating to the transaction including finance, stock purchase, research and license agreements.

     "Depomed" shall mean Depomed Inc. and its Affiliates.

     "Depomed Intellectual Property" shall mean the Depomed Know-How, the Depomed Patents and the Depomed Improvements.

     "Depomed Know-How" shall have the meaning as such term is defined in the Depomed License Agreement.

     "Depomed License" shall mean have the meaning set forth in Clause 2.1 of the Depomed License Agreement.

     "Depomed License Agreement" shall mean that certain license agreement, of even date herewith, entered into between Depomed and Newco.

     "Depomed Patents" shall have the meaning as such term is defined in the Depomed License Agreement.

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

     "Depomed Improvements" shall have the meaning as such term is defined in the Depomed License Agreement.

     "Effective Date" shall mean the date of this Agreement.

     "Elan" shall mean Elan Corp and EPIL.

     "Elan Corp" shall mean Elan Corporation, Plc. and Affiliates of Elan Corporation, Plc. within the division of Elan Corporation, Plc. carrying on business as Elan Pharmaceutical Technologies but shall not include Affiliates (present or future) of Elan Corporation Plc within the division of Elan Corporation, Plc carrying on business as Elan Pharmaceuticals which incorporates, inter alia, Targon Corporation, Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

     "EIS" shall mean Elan International Services, Ltd., a private limited company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda.

     "Elan Intellectual Property" shall mean:

     (i)   the Nano Know-How and the Nano Patents;

     (ii)  the Elan Corp CR Know-How and the Elan Corp CR Patents;

     (iii) the [**]; and

     (iv)  the Elan Improvements;

     and shall exclude the Elan Excluded Intellectual Property.

     "Elan Excluded Intellectual Property" shall mean:

     (i) Elan's patent rights and know-how relating to protein or peptide agents or peptodomimetics, derivatives or analogs thereof, designed to target a pharmaceutically active agent to a certain site or sites in the body (targeting technology);

     (ii)  [**]

     (iii) for the avoidance of doubt, inventions, patents and know-how owned, licensed or controlled by Axogen Limited and Neurelab Limited and by all Affiliates or subsidiaries (present or future) of Elan Corporation, Plc. within the division of Elan Corporation, Plc carrying on business as Elan Pharmaceuticals which incorporates, inter alia, EPIL (only to the extent that it is the owner of patents, know-how or other intellectual property or technology invented and/or developed within the division of Elan Corporation, Plc carrying on business as

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

           Elan Pharmaceuticals but, for the avoidance of doubt, not to the extent that it is the owner of patents, know-how or other intellectual property or technology expressly licensed or sub-licensed to Depomed pursuant to the Elan License Agreement), Targon Corporation, Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

     "Elan Improvements" shall mean improvements relating to:

     (i)    the Nano Know-How and/or the Nano Patents;

     (ii)   the Elan Corp CR Know-How and/or the Elan Corp CR Patents; and

     (iii)  the [**];

     developed (i) by Elan whether or not pursuant to the Project, (ii) by Newco or Depomed or by an independent third party (under contract with Newco) pursuant to the Project, and/or (iii) jointly by any combination of Elan, Depomed or Newco pursuant to the Project, except as limited by agreements with independent third parties.

     Subject to independent third party agreements, Elan Improvements shall constitute part of Elan Intellectual Property and shall, upon development, be included in the licenses of the Elan Intellectual Property pursuant to Clause 2 solely for the purposes set forth therein. If the inclusion of an Elan Improvement in the license of Elan Intellectual Property is restricted or limited by an independent third party agreement, Elan shall use reasonable commercial efforts to exclude or minimize any such restriction or limitation.

     "Elan Licenses" shall mean the Elan Corp License, the EPIL License and the EPIL Sub-License, as set forth in Clause 2.

     "Elan Corp CR Know-How" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2, mean any and all rights owned, licensed or controlled by Elan Corp on the Effective Date to any discovery or invention (whether patentable or not) and owned, licensed to or controlled by Elan Corp on the Effective Date to any know-how, substances, data, techniques, processes, systems, formulations, designs, knowledge, expertise and information relating to oral controlled release formulation technologies.

     "Elan Corp CR Patents" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2, mean any and all rights under any and all patents applications and/or patents, now existing, currently pending or hereafter filed or obtained by Elan Corp on inventions conceived or reduced to practice on or before the Effective Date relating to oral controlled release formulation technologies and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, patents of addition, supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "EGTS Know-How" shall mean any and all discoveries or inventions (whether patentable or not), know-how, substances, data, techniques, processes, systems, formulations, designs, knowledge, expertise and information relating to the EGTS Technology [**].

     "EGTS Patents" shall mean the patents relating to the EGTS Technology, as set forth in Schedule 1, which were assigned by [**] and all divisionals, continuations, continuations-in-part, patents of addition, supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "EGTS Technology" shall mean the technology directly relating to the [**].

     "Elan Trademark(s)" shall mean one or more trademarks, trade names, or service marks that are owned or licensed by or on behalf of Elan which Elan may nominate and approve in writing from time to time for use in connection with the sale or promotion of the Products by Newco.

     "EPIL" shall mean Elan Pharma International Limited and Affiliates of Elan Corporation, Plc. within the division of Elan Corporation, Plc. carrying on business as Elan Pharmaceutical Technologies but shall not include Affiliates (present or future) of Elan Corporation Plc within the division of Elan Corporation, Plc carrying on business as Elan Pharmaceuticals which incorporates, inter alia, Targon Corporation, Athena Neurosciences, Inc., Elan Pharmaceuticals, Inc., Elan Diagnostics, Carnrick Laboratories, and Elan Europe Limited.

     "EPIL[**] Know-How" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2, mean [**], including but not limited to:

     (i)  the EGTS Know-How; and

     (ii) the [**] Know-How.

     "EPIL [**] Patents" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2, mean any and all rights under any and all patents applications and/or patents, now existing, currently pending or hereafter filed or obtained by EPIL on inventions conceived or reduced to practice on or before the Effective Date relating to [**] Technology, including but not limited to the EGTS Patents, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, patents of addition, supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "[**] Field" shall mean [**].


     "[**] Product" shall mean [**].

     "Fields" shall mean the [**] Field, the [**] Field and the [**] Field.

     "Financial Year" shall mean each year commencing on 1 January (or in the case of the first Financial Year, the Effective Date) and expiring on 31 December of each year.

     "[**] Technology" shall mean [**].

     "[**] Field" shall mean [**].

     "[**] Product" shall mean [**].

     "[**] Know-How" shall mean [**].

     "[**] Technology" shall mean [**].

     "JDOA" shall mean that certain Subscription, Joint Development and Operating Agreement, of even date herewith, by and between Elan Corp, EPIL, Depomed, EIS and Newco.

     "Licensed Technologies" shall mean the Elan Intellectual Property and the Depomed Intellectual Property.

     "Licenses" shall mean the Elan Licenses and the Depomed License.

     "Management Committee" shall have the meaning, as such term is defined in the JDOA.

     "Nano Know-How" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2, mean any and all rights owned, licensed to or controlled by EPIL on the Effective Date to any discovery or invention (whether patentable or not) and owned, licensed to or controlled by EPIL on the Effective Date to any know-how, substances, data, techniques, processes, systems, formulations, designs, knowledge, expertise and information relating to Nanocrystal(R) Technology.

     "Nano Patents" shall, subject to the exclusions set forth in the definition of "Elan Excluded Intellectual Property" and Clause 4.2, mean any and all rights under any and all patents applications and/or patents, now existing, currently pending or hereafter filed or obtained by EPIL on inventions conceived or reduced to practice on or before the Effective Date relating to Nanocrystal(R) Technology and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, patents of addition, supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "Nanocrystal(R) Technology" shall mean the EPIL proprietary technology directly related to nanoparticulate formulations of compounds used in the manufacturing and/or formulation process, and methods of making the same.

     "Newco" shall mean a new company to be established by Depomed and EIS, in Bermuda.

     "Newco Intellectual Property" shall mean all rights to patents, know-how and other intellectual property arising out of the conduct of the Project by any person, including any technology acquired by Newco from a third party, that does not constitute Elan Intellectual Property or Depomed Intellectual Property.

     "Newco Patents" shall mean any and all patents now existing, currently pending or hereafter filed or obtained relating to the Newco Intellectual Property, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, , patents of addition, supplementary protection certificates, any foreign counterparts thereof and all patents issuing on, any of the foregoing, together with all registrations, reissues, re-examinations or extensions thereof.

     "[**]" shall mean [**].

     "[**] Agreement" shall mean [**].

     "[**] Agreement" shall mean [**].

     "Party" shall mean Elan Corp, EPIL, Depomed or Newco, as the case may be, and "Parties" means all such parties together.

     "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

     "Product(s)" shall mean [**].

     "Project" shall mean all activities as undertaken by Elan, Depomed and Newco in order to develop the Products.

     "[**] License Agreement" [**].

     "[**] Field" shall mean [**].

     "[**] Product" shall mean [**].

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     "Technological Competitor of Elan" shall mean a company, corporation or person listed in Schedule 2 and successors thereof or any additional broad-based technological competitor of Elan added to such Schedule from time to time upon mutual agreement of the Parties.

     "Term" shall have the meaning set forth in Clause 8.

     "Territory" shall mean all the countries of the world.

     "United States Dollar" and "US$" shall mean the lawful currency for the time being of the United States of America.

1.2  In this Agreement:

     1.2.1 The singular includes the plural and vice versa, and the masculine includes the feminine and vice versa and the neuter includes the masculine and the feminine.

     1.2.2 Any reference to a Clause or Schedule shall, unless otherwise specifically provided, be to a Clause or Schedule of this Agreement.

     1.2.3 The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.


2    ELAN LICENSES TO NEWCO

2.1  Elan Corp License for the Fields:
     ---------------------------------

     Elan Corp hereby grants to Newco for the Term a [**] license (the "Elan Corp License") to the Elan Corp CR Patents and the Elan Corp CR Know-How solely to make, have made, import, use, offer for sale and sell Products in the Territory in the Fields.

2.2  EPIL Licenses for the Fields:
     -----------------------------

     EPIL hereby grants to Newco for the Term a [**] license (the "EPIL License") to the Nano Patents, the Nano Know-How, the EGTS Patents and the EGTS Know-How solely to make, have made, import, use, offer for sale and sell Products in the Territory in the Fields, subject to the Development License and Supply Agreement dated 26 July 1999 between EPIL and Merck Corporation.

2.3  EPIL Sub-License for the [**] Field:
     ------------------------------------

     EPIL hereby grants to Newco for the Term a [**] sub-license (the "EPIL Sub-License") to the [**] Know-How to make, have made, import, use, offer for sale and sell Products in the Territory in the [**] Field.

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2.4  Subject to Clause 2.5, [**] shall be responsible for payments related to the financial provisions and obligations of any third party agreement with respect to the Elan Intellectual Property to which it is a party on the Effective Date (including amendments thereto) (the "Elan Effective Date Agreements"), including without limitation, any royalty or other compensation obligations triggered thereunder on the Effective Date, or triggered thereunder after the Effective Date.

     For the avoidance of doubt, royalties, milestones or other payments which arise from the process of the commercialization or exploitation of products under the Elan Effective Date Agreements (for example, a milestone payment payable upon successful completion of Phase II clinical trials, the filing of an NDA application, obtaining NDA approval, or first commercial sale) shall be payments for which [**] will be responsible under this Clause 2.4.

2.5  For the avoidance of doubt, the Parties acknowledge and agree that:

     2.5.1 [**] shall be responsible for the payment of all [**] payments to [**] Agreement;

     2.5.2 [**] shall be responsible for the payment of all royalty obligations of [**] to [**] in relation to the commercialization of the [**] pursuant to this Agreement.

2.6 Depomed shall be a third party beneficiary under this Agreement and shall have the right to cause Newco to enforce Newco's rights under this Agreement against Elan.

2.7 Notwithstanding anything contained in this Agreement to the contrary, Elan shall have the right outside the fields set forth in Clause 2.1, 2.2 and 2.3, respectively and subject to the [**] to exploit and grant licenses and sublicenses of the Elan Intellectual Property.

     For the avoidance of doubt, Newco shall have no right to use the Elan Intellectual Property outside the Fields.

2.8 Except as provided in Clause 11 of the JDOA, Newco shall not be permitted to assign, license or sublicense rights under the Elan Intellectual Property and/or the Newco Intellectual Property without the prior consent in writing of Elan.

2.9 Any agreement between Newco and any permitted third party for the development or exploitation of the Elan Intellectual Property shall require such third party to maintain the confidentiality of all information concerning the Elan Intellectual Property.

     Insofar as the obligations owed by Newco to Elan are concerned, Newco shall remain responsible for all acts and omissions of any permitted sub-licensee, including Depomed, as if they were acts and omissions by Newco.

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2.10 [**]

3    INTELLECTUAL PROPERTY

3.1  Ownership of Intellectual Property:
     -----------------------------------

     3.1.1  Newco shall own the Newco Intellectual Property.

     3.1.2  Elan shall own the Elan Intellectual Property.

3.2  Trademarks:
     -----------

     3.2.1 Elan hereby grants to Newco for the Term a [**], royalty free license to use the Elan Trademarks solely to research, develop, make, have made, import, use, offer for sale and sell the Products in the Field in the Territory and the following provisions shall apply as regards the license of the Elan Trademarks by Elan to Newco hereunder:

            (1) Newco shall ensure that each reference to and use of an Elan Trademark by Newco is in a manner approved by Elan and accompanied by an acknowledgement, in a form approved by Elan, that the same is a trademark (or registered trademark) of Elan.

                 From time to time, upon the reasonable request of Elan, Newco shall submit samples of the Product to Elan or its duly appointed agent to ensure compliance with quality standards and specifications. Elan, or its duly appointed agent, shall have the right to inspect the premises of Newco where the Product is manufactured, held or stored, and Newco shall permit such inspection, upon advance notice at any reasonable time, of the methods and procedures used in the manufacture, storage and sale of the Product. Newco shall not sell or otherwise dispose of any Product under the Elan Trademarks that fails to comply with the quality standards and specifications referred to in this Clause 3.2, as determined by Elan.

            (2) Newco shall not use an Elan Trademark in any way which might materially prejudice its distinctiveness or validity or the goodwill of Elan therein.

            (3) The parties recognize that the Elan Trademarks have considerable goodwill associated therewith. Newco shall not use in relation to the Products any trademarks other than the Elan Trademarks (except the

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                 Depomed Trademarks (as defined in the Depomed License
                 Agreement) licensed to Newco under the Depomed License Agreement) without obtaining the prior consent in writing of Elan, which consent may not be unreasonably withheld. However, such use must not conflict with the use and display of the Elan Trademark and such use and display must be approved by Elan.

            (4) Newco shall not use in the Territory any trademarks or trade names so resembling the Elan Trademark as to be likely to cause confusion or deception.

            (5) Newco shall promptly notify Elan in writing of any alleged infringement or unauthorised use of which it becomes aware by a third party of the Elan Trademarks and provide Elan with any applicable evidence of infringement or unauthorised use.

            (6) Newco shall favourably consider promoting and using the Elan Trademarks in each country of the Territory and provide proof of such use upon request by Elan.

            (7) Newco shall not be permitted to assign or sublicense any of its rights under the Elan Trademarks without the prior written consents of Elan.

     3.2.2 Elan may, at its sole expense and discretion, file and prosecute applications to register and maintain registrations of the Elan Trademarks in the Territory. Newco shall reasonably co-operate with Elan in such efforts.

     3.2.3 Elan will be entitled to conduct all enforcement proceedings relating to the Elan Trademarks and shall at its sole discretion decide what action, if any, to take in respect to any enforcement proceedings of the Elan Trademarks or any other claim or counter-claim brought in respect to the use or registration of the Elan Trademarks. Any such proceedings shall be conducted at Elan's expense and for its own benefit. Newco and Depomed shall reasonably cooperate with Elan in such efforts.

     3.2.4 Newco shall promptly notify Elan in writing in the event that any Elan Trademark has been challenged by a third party in a judicial or administrative proceeding in a country in the Territory as infringing on the rights of a third party and Elan shall have the first right to decide whether or not to defend such allegations, or to adopt an alternative mark. If Elan decides not defend the Elan Trademark, then Newco may request Elan to defend the Elan Trademark, at Newco's expense, unless such requested defense is believed by Elan to be unsubstantiated and without merit. In such a case, Elan may elect not to initiate defence proceedings.

     3.2.5 Newco will have no ownership rights in respect of the Elan Trademarks or of the goodwill associated therewith, and Newco hereby acknowledges that,

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            except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and will remain, vested in Elan.

     3.2.6 Nothing in this Agreement shall be construed as a warranty on the part of Elan regarding the Elan Trademarks, including without limitation, that use of the Elan Trademarks in the Territory will not infringe the rights of any third parties. Accordingly, Newco acknowledges and agrees that Elan makes no such warranty.

     3.2.7 Elan assumes no liability to Newco or to any third parties with respect to the quality, performance or characteristics of any of the goods manufactured or sold by Newco under the Elan Trademarks pursuant to this Agreement.

4    [**]

     4.1    [**]

     4.2    [**]

5    FINANCIAL PROVISIONS

5.1  License Fees:
     -------------

     The following license fees shall be payable pursuant to this Agreement:

     5.1.1 in consideration of the license by Elan Corp to Newco of the Elan Corp CR Patents under Clause 2.1, Newco shall pay to Elan Corp a non-refundable license fee of $[**] in cash, the receipt of which is hereby acknowledged by Elan Corp;

     5.1.2 in consideration of the license by EPIL to Newco of the Nano Patents and the Nano Know-How under Clause 2.2, Newco shall pay to EPIL a non-refundable license fee of $[**] in cash, the receipt of which is hereby acknowledged by EPIL;

     5.1.3 in consideration of the license by EPIL to Newco of the EGTS Patents and the EGTS Know-How under Clause 2.2, Newco shall pay to EPIL a non-refundable license fee of $[**] in cash, the receipt of which is hereby acknowledged by EPIL;

     5.1.4 in consideration of the sub-license by EPIL to Newco of the GR Know-How under Clause 2.3, Newco shall pay to EPIL a non-refundable license fee of

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            $[**] in cash, the receipt of which is hereby acknowledged by EPIL;

            (together the "License Fees").

     The License Fees payable to Elan Corp and EPIL respectively described in this Clause 5.1 shall not be subject to future performance obligations of Elan Corp and/or EPIL to Newco or Depomed and shall not be applicable against future services provided by Elan Corp and/or EPIL to Newco or Depomed.

     The terms of this Clause 5.1 relating to the License Fees are independent and distinct from the other terms of this Agreement.

5.2  Royalties:
     ----------

     Prior to the commercialization of the Products, the Management Committee shall consider and if appropriate, determine reasonable royalties with respect to the commercialization of the Products by Newco that shall be payable by Newco to Elan and Depomed, and shared by Elan and Depomed pro rata with Elan's and Depomed's respective percentage ownership of stock (whether common stock and/or preferred stock) in Newco.

     At such time, the Management Committee will agree an appropriate definition of "Net Sales" as such term is used in this Agreement.

5.3 Payment of royalties pursuant to Clause 5.2 shall be made quarterly in arrears during each Financial Year within 30 days after the expiry of the calendar quarter. The method of payment shall be by wire transfer to an account specified by Elan. Each payment made to Elan shall be accompanied by a true accounting of all Products sold by Newco's permitted sublicensees, if any, during such quarter.

     Such accounting shall show, on a country-by-country and Product-by-Product basis, Net Sales (and the calculation thereof) and each calculation of royalties with respect thereto, including the calculation of all adjustments and currency conversions.

5.4 Newco shall maintain and keep clear, detailed, complete, accurate and separate records for a period of 3 years:

     5.4.1 to enable any royalties on Net Sales that shall have accrued hereunder to be determined; and

     5.4.2 to enable any deductions made in the Net Sales calculation to be determined.

5.5 All payments due hereunder shall be made in United States Dollars. Payments due on Net Sales of any Product for each calendar quarter made in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the exchange rate in effect on the last working day for such quarter for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the currency of the country of origin of such payment, determined by averaging the rates so quoted on each business day of such quarter.

5.6 If, at any time, legal restrictions in the Territory prevent the prompt payment when due of royalties or any portion thereof, the Parties shall meet to discuss suitable and reasonable alternative methods of paying Elan the amount of such royalties. In the event that Newco is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to Elan's account in a bank acceptable to Elan in the country the currency of which is involved or as otherwise agreed by the Parties.

5.7 Elan and Newco agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

5.8 Any taxes payable by Elan on any payment made to Elan pursuant to this Agreement shall be for the account of Elan. If so required by applicable law, any payment made pursuant to this Agreement shall be made by Newco after deduction of the appropriate withholding tax, in which event the Parties shall co-operate to obtain the appropriate tax clearance as soon as is practicable. On receipt of such clearance, Newco shall forthwith arrange payment to Elan of the amount so withheld.


6    RIGHT OF INSPECTION AND AUDIT

6.1 Once during each Financial Year, or more often not to exceed quarterly as reasonably requested by Elan, Newco shall permit Elan or its duly authorised representatives, upon reasonable notice and at any reasonable time during normal business hours, to have access to inspect and audit the accounts and records of Newco and any other book, record, voucher, receipt or invoice relating to the calculation of the royalty payments on Net Sales submitted to Elan.

     Any such inspection of Newco's records shall be at the expense of Elan, except that if any such inspection reveals a deficiency in the amount of the royalty actually paid to Elan hereunder in any Financial Year quarter of [**]% or more of the amount of any royalty actually due to Elan hereunder, then the expense of such inspection shall be borne solely by Newco. Any amount of deficiency shall be paid promptly to Elan by Newco.

     If such inspection reveals a surplus in the amount of royalties actually paid to Elan by Newco, Elan shall reimburse Newco the surplus within 15 days after determination.

6.2 In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments hereunder, the matter will be referred to an independent firm of chartered accountants chosen by agreement of Depomed and Elan for a resolution of such dispute. Any decision by the said firm of chartered accountants shall be binding on the Parties.


7    REPRESENTATIONS AND WARRANTIES

7.1 Elan represents and warrants to Newco and Depomed, as of the Effective Date, as follows:

     7.1  Elan has the right to grant the Elan Licenses;

     7.2 there are no agreements between Elan and any third party that conflict with the Elan Licenses.

7.2 In addition to any other indemnities provided for herein, Elan shall indemnify and hold harmless Newco and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Newco arising out of or in connection with any:

     7.2.1 breach of any representation, covenant, warranty or obligation by Elan hereunder; or

     7.2.2 negligent act or omission on the part of Elan or any of its respective employees, agents, officers and directors in the performance of this Agreement.

7.3 In addition to any other indemnities provided for herein, Newco shall indemnify and hold harmless Elan and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Elan arising out of or in connection with any:

     7.3.1 breach of any representation, covenant, warranty or obligation by Newco hereunder; or

     7.3.2 negligent act or omission on the part of Newco or any of its agents or employees in the performance of this Agreement.

7.4  The Party seeking an indemnity shall:

     7.4.1 fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

     7.4.2 permit the indemnifying Party to take full care and control of such claim or proceeding;

     7.4.3 co-operate in the investigation and defence of such claim or proceeding;

     7.4.4 not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld conditioned or delayed; and

     7.4.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

7.5 EXCEPT AS SET FORTH IN THIS CLAUSE 7, ELAN IS GRANTING THE LICENSES HEREUNDER ON AN "AS IS" BASIS WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

7.6 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ELAN AND NEWCO SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY CONDITION OR TERM OR DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS, REPRESENTATIONS OR WARRANTIES OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFITS OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.


8.   TERM AND TERMINATION

8.1 The term of this Agreement shall commence as of the Effective Date and shall, subject to the rights of termination outlined in this Clause 8, expire on a Product-by-Product basis and on a country-by-country basis on the last to occur of:

     8.1.1 [**] years starting from the date of the first commercial sale of the Product in the country concerned; or

     8.1.2 the date of expiration of the last to expire of the patents included in the Elan Patents and the Elan Improvements and/or the Depomed Patents and the Depomed Improvements

     ("the Term")

8.2 If either Party commits a Relevant Event, the other Party shall have, in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' prior written notice to the defaulting Party.

8.3 For the purpose of this Clause 8, a "Relevant Event" is committed or suffered by a Party if:

     8.3.1 it commits a material breach of its obligations under this Agreement or the JDOA and fails to remedy it within 60 days of being specifically required in writing to do so by the other Party; provided, that if the breaching Party has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified;

     8.3.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days;

     8.3.3  it is unable to pay its debts in the normal course of business;

     8.3.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Party (such consent not to be unreasonably withheld);

     8.3.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Party or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland;

     8.3.6 an application or petition for bankruptcy, corporate re-organisation, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Party applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Party are for any reason seized, confiscated or condemned.

8.4 Elan shall be entitled to terminate this Agreement in the event of a Change of Control of Depomed/Newco.

8.5  Upon expiration or termination of the Agreement:

     8.5.1. Any sums that were due from Newco to Elan on Net Sales in the Territory or in such particular country or countries in the Territory (as the case may be) prior to the expiration or termination of this Agreement as set forth herein shall be paid in full within 60 days after the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory (as the case may be).

     8.5.2 Any provisions that expressly survive termination or expiration of this Agreement, including without limitation this Clause 8, shall remain in full force and effect.

     8.5.3 All representations, warranties and indemnities shall insofar as are appropriate remain in full force and effect.

     8.5.4 The rights of inspection and audit set out in Clause 6 shall continue in force for a period of one year.

     8.5.5 All rights and licenses granted pursuant to this Agreement and to the Elan Intellectual Property pursuant to the JDOA (including the rights of Newco pursuant to Clause 10 of the JDOA) shall cease for the Territory or for such particular country or countries in the Territory (as the case may be) and shall revert to or be transferred to Elan, and Newco shall not thereafter use in the Territory or in such particular country or countries in the Territory (as the case may be) any rights covered by this Agreement.

     8.5.6 Subject to Clause 8.5.7 and to such license, if any, granted by Newco to Elan pursuant to the provisions of Clause 11 of the JDOA, all rights to Newco Intellectual Property shall be transferred to and jointly owned by Depomed and Elan.

            Elan shall have the right to exploit and commercialize, including the right to grant sub-licenses, the Newco Intellectual Property which relates predominantly to the Elan Intellectual Property.

            Depomed shall have the right to exploit and commercialize, including the right to grant sub-licenses, the Newco Intellectual Property which relates predominantly to the Depomed Intellectual Property.

            In the event of a dispute arising pursuant to this Clause 8.5.6, Elan and Depomed agree to negotiate in good faith on the course of action to be taken with respect to determining their respective entitlements pursuant to this Clause 8.5.6.

     8.5.7 The rights of permitted third party sub-licensees in and to the Elan Intellectual Property shall survive the termination of the license and sublicense agreements granting said intellectual property rights to Newco; and Newco, Elan and Depomed shall in good faith agree upon the form most advantageous to Elan and Depomed in which the rights of Newco under any such licenses and sublicenses are to be held (which form may include continuation of Newco solely as the holder of such licenses or assignment of such rights to a third party or parties, including an assignment to both Elan and Depomed).

            Any sublicense agreement between Newco and such permitted sublicensee shall permit an assignment of rights by Newco and shall contain appropriate confidentiality provisions.


9    CONFIDENTIAL INFORMATION

9.1 The Parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Field, the Products, processes, services and business of the disclosing Party.

     The foregoing shall be referred to collectively as "Confidential Information".

9.2 Any Confidential Information disclosed by one Party to another Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and the JDOA and for no other purpose.

9.3 Each Party shall disclose Confidential Information of the other Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party's obligations under this Agreement. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their agreement hereto as a condition of receiving Confidential Information. Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other Party. Each Party shall, upon request of the other Party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other Party.

9.4 Any breach of this Clause 9 by any person informed by one of the Parties is considered a breach by the Party itself.

9.5  Confidential Information shall not be deemed to include:

     9.5.1  information that is in the public domain;

     9.5.2 information which is made public through no breach of this Agreement;

     9.5.3 information which is independently developed by a Party as evidenced by such Party's records;

     9.5.4 information that becomes available to a Party on a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source did not acquire this information on a confidential basis; or

     9.5.5 information which the receiving Party is required to disclose pursuant to:

            (i)   a valid order of a court or other governmental body; or

            (ii)  any other requirement of law;

            provided that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.

9.6 The provisions relating to confidentiality in this Clause 9 shall remain in effect during the term of this Agreement, and for a period of [**] following the expiration or earlier termination of this Agreement.

9.7 The Parties agree that the obligations of this Clause 9 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein.

     Accordingly, the Parties agree that any such violation or threatened violation shall cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 9, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.


10   GOVERNING LAW AND JURISDICTION

10.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.2 The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Parties. In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation.

     In the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism, any such dispute shall be finally settled by the courts of competent jurisdiction. For the purposes of this Agreement the parties submit to the non-exclusive jurisdiction of the courts of the State of New York.


11   IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

     Neither Elan nor Newco shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, intervention of a government authority, provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.


12   ASSIGNMENT

     This Agreement may not be assigned by either Party without the prior written consent of the other, save that either Party may assign this Agreement to its Affiliates or subsidiaries without such prior written consent; provided that such assignment does not have any adverse tax consequences on the other Party.


13   NOTICES

13.1 Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telefaxed to the following addresses:



     If to Newco at:

     Clarendon House,
     2 Church St.,
     Hamilton,
     Bermuda
     Attention: Secretary
     Telephone: 441 292 9169
     Fax: 441 292 2224

     with a copy to Elan at:

     Elan Corporation, plc
     102 St. James Court

     Flatts, Smiths FL04
     Bermuda

     Attention: President
     Telephone: 441-292-9169
     Fax: 441-292-2224

     If to Depomed at:

     366 Lakeside Drive
     Foster City
     California
     94404-1146
     USA.

     Attn: Chief Executive Officer
     Telephone 001 650 513 0990
     Fax: 001 650 513 0999

     with a copy to:

     Heller Ehrman White & McAuliffe
     525 University Avenue
     Palo Alto
     California 94025
     USA

     Attention: Julian Stern
     Telephone  001 650 324 7039
     Fax: 001 650 324 0638



     If to Elan at:

     Elan Corporation, plc
     102 St. James Court
     Flatts, Smiths FL04
     Bermuda

     Attention: President
     Telephone: 441-292-9169
     Fax: 441-292-2224

     or to such other address(es) and telefax numbers as may from time to time be notified by either Party to the other hereunder.

13.2 Any notice sent by mail shall be deemed to have been delivered within 7 working days after dispatch and any notice sent by telex or telefax shall be deemed to have been delivered within 24 hours of the time of the dispatch. Notice of change of address shall be effective upon receipt.


14   MISCELLANEOUS

14.1 Waiver:
     -------

     No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

14.2 Severability:
     -------------

     If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

     14.2.1 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

     14.2.2 if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

14.3 Further Assurances:
     -------------------

     At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

14.4 Successors:
     -----------

     This Agreement shall be binding upon and enure to the benefit of the Parties hereto, their successors and permitted assigns.

14.5 No Effect on Other Agreements/Conflict:
     ---------------------------------------

     No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided herein.

       In the event of a conflict between the provisions of this Agreement and the provisions of the JDOA, the terms of the JDOA shall prevail unless this Agreement specifically provides otherwise.

14.6   Amendments:
       -----------

       No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorised representative of each Party.

14.7   Counterparts:
       -------------

       This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

14.8   Good Faith:
       -----------

       Each Party undertakes to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

14.9   No Reliance:
       ------------

       Each Party hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

14.10  Relationship of the Parties:
       ----------------------------

       Nothing contained in this Agreement is intended or is to be construed to constitute Elan and Newco as partners, or Elan as an employee of Newco, or Newco as an employee of Elan.

       Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement.



SIGNED BY /s/ Kevin Insley
          -------------------------
for and on behalf of
ELAN CORPORATION, PLC



SIGNED BY /s/ Kevin Insley
          -------------------------
for and on behalf of
ELAN PHARMA INTERNATIONAL LIMITED



SIGNED BY /s/ David Astwood
          -------------------------
For and on behalf of
DEPOMED DEVELOPMENT, LTD.



AGREED TO AND ACCEPTED BY
DEPOMED, INC.



/s/ John W. Fara
-----------------------------------
Name: John W. Fara
Title: President & CEO

                                [Elan License]

                                  SCHEDULE 1

                                 EGTS PATENTS
                                 ------------

                                     [**]


                            [List of EGTS Patents]

                                  SCHEDULE 2

                      TECHNOLOGICAL COMPETITIORS OF ELAN

                                     [**]


                  [List of Technological Competitors of Elan]